                                   EXHIBIT 8



                                 April 6, 1998



Century Financial Corporation

One Century Place
Rochester, PA 15074

                  Re:  Merger of Century Financial Corporation
                             with and into Citizens
     Bancshares, Inc.

Gentlemen:

     You have requested our opinion as to the federal income tax consequences of the transaction contemplated by the Agreement and Plan of Merger dated December 3, 1997, by and between Century Financial Corporation ("Century") and Citizens Bancshares, Inc. ("Bancshares") (the "Merger Agreement") providing, in part and subject to certain conditions, for the merger of Century with and into Bancshares (the "Merger") pursuant to the Ohio Revised Code and the Pennsylvania Business Corporation Law of 1988, as amended. Upon consummation of the Merger, Bancshares will be the surviving corporation.


     Upon consummation of the Merger, each issued and outstanding share (other than shares as to which dissenters' rights have been exercised and shares held by Century as treasury stock, all of which will be canceled) of Century common stock, par value $0.835 per share (the "Century Common Stock"), will be converted into the right to receive .425 shares of Bancshares common stock, without par value (the "Bancshares Common Stock"), subject to adjustment as set forth in the Merger Agreement. No fractional shares of Bancshares Common Stock will be issued in the Merger. Each holder of Century Common Stock who otherwise would have been entitled to a fraction of a share of Bancshares Common Stock will receive in lieu thereof an amount of cash (without interest) equal to such fractional part of a share of Bancshares Common Stock multiplied by the Average NMS Closing Price (as defined in the Merger Agreement).


     We have examined the Registration Statement on Form S-4, which has been filed with the Securities and Exchange Commission in connection with the registration of 2,150,889 shares of Bancshares Common Stock, including those to be issued in the Merger, and the documents attached thereto (the "Registration Statement"), the Merger Agreement and other documents, legal opinions, corporate records, statutes, decisions, and questions of law as we have deemed necessary or appropriate to express an informed opinion on the matters hereinafter set forth. For purposes of this opinion, we have assumed that the Merger will constitute a statutory merger under the applicable laws of the State of Ohio and the Commonwealth of Pennsylvania.

     For the purpose of rendering our opinion, we have assumed that all of the conditions precedent to the Merger set forth in the Merger Agreement will be met and that the Merger will receive any required regulatory approvals. We have further assumed that the Merger will be approved by the holders of Century Common Stock and will become effective under state and federal law in accordance with the Merger Agreement. We have also assumed that none of the shareholders of Century are related to Bancshares within the meaning of Treasury Regulation sec. 1.368-1(e)(3)(i)(A) and -1(e)(3)(ii)(B) and that the exercise of dissenters' rights will result in no less than ninety percent (90%) of the shares of Century Common Stock participating in the Merger.

     In rendering this opinion, we are relying on the accuracy of the representations and warranties of each of the parties to the Merger Agreement and their respective compliance with the covenants as set forth in the Merger Agreement and on the specific factual representations the parties have made to us in connection with this opinion, which representations are in general those required in order to seek a private letter ruling from the Internal Revenue Service with respect to the applicability of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), as set forth in Revenue Procedure 86-42, 1986-2 C.B. 722, Sections 7.01 and 7.08 (attached hereto as Exhibit A).

     Our opinion is conditioned upon the satisfaction of the following conditions as of the Effective Time (as defined in the Merger Agreement) of the
Merger:

          i) The continued accuracy as of the Effective Time of the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement; and

          ii) The continued accuracy as of the Effective Time of the facts and representations of the parties to the Merger Agreement set forth in Exhibit A hereto and other representations that we have received.

     Based solely on the facts, assumptions and representations as so stated, satisfaction of the conditions above as of the Effective Time, and under the present provisions of the Code as they have been or appear likely to be interpreted by the courts or the Internal Revenue Service, we are of the opinion, for federal income tax purposes, that:

          1. The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1)(A) of the Code and Bancshares and Century will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          2. No gain or loss will be recognized by either Bancshares or Century as a result of the Merger;

          3. No gain or loss will be recognized by shareholders of Century who exchange their shares of Century Common Stock solely for shares of Bancshares Common Stock pursuant to the Merger;


          4. The tax basis of shares of Bancshares Common Stock received by shareholders of Century who exchange all of their shares of Century Common Stock solely for shares of Bancshares Common Stock in the Merger will be the same as the tax basis of the shares of Century Common Stock surrendered in exchange therefor;



          5. The holding period of the shares of Bancshares Common Stock received in the Merger will include the holding period of the Century Common Stock surrendered in exchange therefor, provided such shares of Century Common Stock were held as capital assets at the Effective Time; and



          6. The payment of cash to the holders of Century Common Stock in lieu of fractional shares of Bancshares Common Stock by Bancshares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Bancshares, and the cash payment will be treated as having been received as a distribution in full payment in exchange for the fractional shares redeemed and will be taxed as provided in Section 302(a) of the Code.



     We have rendered the foregoing opinion as of the date hereof, and we do not undertake to supplement our opinion with respect to factual matters or changes in the law which may hereinafter occur. Further, we do not undertake to render an opinion as to the tax consequences to those Century shareholders who exercise their dissenters' rights.


     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-4 filed by Bancshares with the Securities and Exchange Commission relating to the registration of 2,150,889 shares of Bancshares Common Stock and to the reference to us in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement under the heading "Certain Federal Income Tax Consequences of the Merger."

                                          Buchanan Ingersoll
                                          Professional Corporation

                                          By: /s/ JAMES W. FORSYTH

                                            ------------------------------------
                                            James W. Forsyth

                                   EXHIBIT A


          1. The fair market value of the Acquiring stock and other consideration received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in the exchange.



          2. Neither Acquiring nor any person related to Acquiring within the meaning of Treasury Regulation sec.1.368-1(e) has any plan or intention to reacquire any of the Acquiring stock issued in the transaction.


          3. Acquiring has no plan or intention to sell or otherwise dispose of any of the assets of Target acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

          4. The liabilities of Target assumed by Acquiring and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

          5. Following the transaction, Acquiring will continue the historic business of Target or use a significant portion of Target's historic business assets in a business.

          6. Acquiring, Target, and the shareholders of Target will pay their respective expenses, if any, incurred in connection with the transaction and in accordance with Revenue Ruling 73-54, 1973-1 C.B. 187.

          7. There is no intercorporate indebtedness existing between Target and Acquiring that was issued, acquired, or will be settled at a discount.

          8. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          9. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          10. The fair market value of the assets of Target transferred to Acquiring will equal or exceed the sum of the liabilities assumed by Acquiring plus the amount of liabilities, if any, to which the transferred assets are subject.


          11. None of the compensation received by any shareholder-employees of Target will be separate consideration for, or allocable to, any of their shares of Target stock; none of the shares of Acquiring stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.



          12. Acquiring will pay or assume only those expenses of Target that are solely and directly related to the transaction in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.